As filed with the Securities and Exchange Commission on September 3, 2004

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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FINDWHAT.COM, INC.
(Exact name of Registrant as specified in its charter)

Delaware	88-0348835
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

________________________

5220 Summerlin Commons Blvd., Suite 500
Fort Myers, Florida 33907
(239) 561-7229
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

________________________

Phillip R. Thune, President and Chief Operating Officer
FindWhat.com, Inc.
5220 Summerlin Commons Blvd., Suite 500
Fort Myers, Florida 33907
(239) 561-7229
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

________________________

Copies of Correspondence to:

Christopher M. Bartoli, Esq.
Baker & McKenzie LLP
1 Prudential Plaza
130 E. Randolph Drive, Suite 3500
Chicago, IL 60601
(312) 861-8000

________________________

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the box.

If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box.

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Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share*	Proposed Maximum Aggregate Offering Price*	Amount of Registration Fee*

Common stock, $0.001 par value	2,874,099	$14.53	$41,760,658	$5,292

*      Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average high and low prices of the Common Stock as reported on the Nasdaq National Market on September 2, 2004.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

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The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated September 3, 2004

PRELIMINARY PROSPECTUS

2,874,099 Shares

FindWhat.com, Inc.
5220 Summerlin Commons Blvd., Suite 500
Fort Myers, Florida 33907
(239) 561-7229

Common Stock

     On July 1, 2004, we completed our merger with Espotting Media Inc. in which we issued shares of our common stock to former stockholders of Espotting. As part of the merger, we agreed to register for resale, by certain former stockholders of Espotting, the shares of common stock we issued to them in the merger. This prospectus relates to the resale from time to time of these shares of our common stock by the selling stockholders identified in this prospectus. This prospectus may be used only by the stockholders listed under the section entitled “selling stockholders” in this prospectus for their resale of up to 2,874,099 shares of our common stock, $0.001 par value. The common stock offered by this prospectus may be offered by the selling stockholders from time to time in transactions reported on the Nasdaq National Market, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. We will not receive any proceeds from the sale of the shares by the selling stockholders.

     Our shares are traded on the Nasdaq National Market under the symbol “FWHT.” On September 2, 2004, the last reported sale of our common stock on the Nasdaq National Market was $14.61 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 4 BEFORE PURCHASING OUR COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September __, 2004.

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This prospectus incorporates important business and financial information about FindWhat.com, Inc. that is not included or delivered with this document. This information is described in greater detail in the section of this prospectus entitled “Where You Can Find More Information.” In addition, the information is available without charge upon a written or oral request to FindWhat.com, Inc., 5220 Summerlin Commons Blvd., Suite 500, Fort Myers, Florida 33907, Attention: Investor Relations, (239) 561-7229.

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PROSPECTUS SUMMARY

     The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, along with the more detailed information and financial statements and the notes to the financial statements appearing elsewhere in this prospectus or incorporated by reference in this prospectus, before you decide whether to participate in this offering. When we refer in this prospectus to the “Company,” “we,” “us,” and “our,” we mean FindWhat.com, Inc., a Delaware corporation, together with our subsidiaries and their respective predecessors. This prospectus contains forward-looking statements and information relating to our company. See “Forward Looking Statements” beginning on Page 18.

     In connection with our merger with Espotting Media Inc., we issued shares of our common stock to former stockholders of Espotting. This prospectus may be used by certain former stockholders of Espotting listed under the section entitled “selling stockholders” for the resale of up to 2,874,099 shares of our common stock. The shares of our common stock may be offered from time to time by the selling stockholders. We will pay all expenses of the registration. However, any brokers’ or underwriters’ fees or commissions will be paid by the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

     The selling stockholders have not advised us of any specific plans for the distribution of the shares covered by this prospectus. However, we anticipate that the shares will be sold from time to time primarily in transactions on the Nasdaq National Market at the then current market price, although sales may also be made in negotiated transactions or otherwise. The selling stockholders and the brokers and dealers through whom the sale of the shares may be made may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 and their commissions or discounts and other compensation may be regarded as underwriters’ compensation. See “Plan of Distribution” on Page 20.

     Our principal executive offices are located at 5220 Summerlin Commons Boulevard, Suite 500, Fort Myers, Florida 33907. Our telephone number is (239) 561-7229.

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RISK FACTORS

Business Risks

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us.

If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Related to Our Business

Our business is difficult to evaluate because we have a limited operating history in an emerging and rapidly evolving market.

     We began operating our business in 1999 and since that time we have undergone significant changes:

•	We launched the FindWhat.com Network in September 1999 and launched our private label service in September 2002;

•	On January 1, 2004, we acquired Miva Corporation, a leading supplier of e-commerce software and services to small and medium-sized businesses;

•	On March 22, 2004, we acquired Comet Systems, Inc., a provider of connected desktop consumer software;

•	On June 4, 2004, we acquired certain assets of B&B Enterprises, Inc., a performance-based, keyword-targeted advertising business; and

•	On July 1, 2004, we merged with Espotting, a provider of performance-based, keyword-targeted Internet advertising services in Europe.

     Accordingly, we have a limited historical operating history upon which an investor can make an evaluation of the likelihood of our success. Additionally, we derive nearly all of our net revenue from online advertising, which is a new and rapidly evolving market. An investor should consider the likelihood of our future success to be speculative in light of our limited operating history, as well as the problems, limited resources, expenses, risks and complications frequently encountered by similarly situated companies in emerging and changing markets, such as e-commerce. To address these risks, we must, among other things:

•	maintain and increase our client base;

•	implement and successfully execute our business and marketing strategy;

•	continue to develop and upgrade our technology;

•	continually update and improve our service offerings and features;

•	provide superior customer service;

•	find and integrate strategic transactions;

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•	respond to industry and competitive developments; and

•	attract, retain and motivate qualified personnel.

     We may not be successful in addressing these risks, particularly as some of these are largely outside of our control. If we are unable to do so, our business, prospects, financial condition and results of operations would be materially and adversely affected.

One of our FindWhat.com Network’s principal competitors may have patent rights which could prevent us from operating our services in their present form.

     One of our FindWhat.com Network’s principal competitors, Overture Services, Inc., a subsidiary of Yahoo!, purports to be the owner of U.S. Patent No. 6,269,361, which was issued on July 31, 2001 and is titled “System and method for influencing a position on a search result list generated by a computer network search engine.” Additionally, Overture Services has announced it acquired an issued patent that may apply to our current bid-for-position pay-per-click business model. Overture Services has advised us that it believes our current bid-for-position, pay-per-click business model infringes the `361 patent. However, we believe that it does not infringe any valid and enforceable claim of Overture Services’ patents.

     On January 17, 2002, we filed a complaint against Overture Services to challenge the `361 patent in the District Court for the Southern District of New York. Subsequently, Overture Services commenced litigation against us in the District Court for the Central District of California in Los Angeles, alleging that we are infringing the `361 patent. In the litigation, we are seeking a declaration that the `361 Patent is invalid and unenforceable and not infringed by us, and Overture Services is seeking a permanent injunction against any act by us deemed by the court to infringe Overture Services’ `361 Patent, an award of unspecified monetary damages, and attorney’s fees, costs, and expenses. Our complaint has been consolidated with Overture Services’ action and the entire case is ongoing in the District Court for the Central District of California in Los Angeles, with trial currently scheduled for the first half of 2005. In addition, on January 23, 2004, we were named as a third-party defendant by Overture Services in an action between Lycos, Inc. and Overture Services, Inc., in District Court for the District of Massachusetts (CV 03-12012 RWZ). In its third-party complaint, Overture Services alleges that we infringe the `361 patent.

     We are also aware that Overture Services has pending patent applications in Europe. If these patents were to issue, Overture Services could attempt to assert the patents against our European operations, including those conducted by Espotting.

     Our patent litigation with Overture Services may be time-consuming, expensive and result in the diversion of our management’s time and attention. Accordingly, such patent litigation could negatively impact our business even if we prevail. If it is determined that our bid-for-position, pay-per-click business model infringes one or more valid and enforceable claims of the patents held by Overture Services, our prospects, financial condition and results of operations could be materially and adversely affected because we could be subject to damages and forced to obtain a license from Overture Services or revise our business model. We can offer no assurance that a license would be available on commercially acceptable terms, if at all, or that we will be able to revise our business model economically, efficiently or at all.

We face substantial and increasing competition in the market for Internet-based marketing services.

     We face substantial competition in every aspect of our business, and particularly from other companies that seek to connect people with information on the Internet and provide them with relevant advertising and commerce-enabling services, either directly or through a network of partners. Some of our principal competitors include Yahoo! and its Overture Services subsidiary, Google, Ask Jeeves, Lycos, Microsoft and Time Warner’s AOL division. Our principal competitors have longer operating histories, larger customer bases, greater brand recognition and greater financial, marketing, personnel and other resources than we have. In addition, these and other competitors may have or obtain certain intellectual property rights which may interfere with or prevent the use of one or more of our business models. These and other competitors can use their experience and resources against us

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in a variety of competitive ways, including by acquiring complementary companies or assets, investing more aggressively in research and development and competing more aggressively for advertisers and partners. We expect that these competitors will increasingly use their financial and technological resources to compete with us. For example, Microsoft has recently announced plans to develop a new Internet search technology that may make its search functions a more integrated part of its Windows operating system.

     We have sought protection from competition by filing applications for several patents; however, there is no assurance that any of these patents ultimately will be granted. In the absence of patent protection, we have only a limited amount of proprietary technology that would preclude or inhibit competitors from entering the keyword-targeted advertising market and the other markets in which we operate. Therefore, we must compete based on the skill of our personnel and the quality of our customer service. We believe that the barriers to entry with respect to the development and provision of e-commerce services are relatively low. Therefore, we expect that we continually will face additional competition from new entrants into our markets in the future. The emergence of these enterprises could have a material adverse effect on our business, prospects, financial condition and results of operations.

     Additionally, in pursuing strategic transactions, we may compete with other companies with similar growth strategies, some of which may be larger and have greater financial and other resources than we have. Competition for these acquisition targets likely also will result in increased prices of acquisition targets and a diminished pool of companies available for acquisition.

If we do not continue to innovate and provide products and services that are useful to users, we may not remain competitive.

     Our success depends on providing products and services that businesses use to provide their clients with a high quality Internet experience. Our competitors are constantly developing innovative Internet products. As a result, we must continue to seek to enhance our technology and our existing products and services and introduce new high-quality products and services that businesses will use. Our success will depend, in part, on our ability to:

•	enhance and improve the responsiveness and functionality of our FindWhat.com Network, our Espotting Network, our private label service, our primary traffic services and our merchant services;

•	license, develop or acquire technologies useful in our business on a timely basis, enhance our existing services and develop new services and technology that address the increasingly sophisticated and varied needs of our prospective and current customers; and

•	respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

     Because our markets are still developing and rapidly changing, we must allocate our resources based on our predictions as to the future development of the Internet and our markets. These predictions ultimately may not prove to be accurate. If our competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing services, technology and systems may become obsolete and we may not have the funds or technical know-how to upgrade our services, technology and systems. If we are unable to predict user preferences or industry changes, or to modify our products and services on a timely basis, we may lose partners and advertisers, and our business, prospects, financial condition and results of operations could be materially adversely affected.

Our business is dependent upon our relationships with, and the success of, our distribution partners.

     Our distribution partners are very important to our business, revenue and results of operations. Internet traffic purchases from two of our distribution partners represented over 10% of our total revenue for the three months ended June 30, 2004. These partners provide their users with our services on their websites or otherwise direct their traffic to our paid listings. Our distribution partners may experience difficulty in attracting and retaining

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a substantial number of users due to, among other reasons, the rapidly changing nature of the market, technological innovation, industry consolidation and changing consumer preferences.

     In addition, we may not be able to further develop and maintain relationships with distribution partners. Difficulties may arise in our relationships with distribution partners for a number of reasons, some of which are outside of our control. These distribution partners may regard us as not significant for their own businesses, may regard us as a competitor to their businesses or find our competitors to be more attractive. In addition, our distribution partners face substantial competition, and any inability on our part to align with successful distribution partners could adversely affect our business. Additionally, our agreements with our distribution partners vary in duration and generally are not long-term agreements. Our distribution agreements are generally terminable upon the occurrence of certain events, including our failure to meet certain service levels, general breaches of agreement terms and changes in control in certain circumstances. We may not be successful in renewing our existing distribution partnership agreements, or if they are renewed, any new agreement may not be on as favorable terms. Any adverse changes in the business of, or our relationships with, key distribution partners could have a material adverse effect on our business, revenue and results of operations.

Our success is dependent upon our ability to establish and maintain relationships with our advertisers.

     We generate most of our revenue from our advertisers. Accordingly, our ability to generate revenue from the FindWhat.com Network and the Espotting Network is dependent upon our ability to attract new advertisers, maintain relationships with existing advertisers and generate traffic to our advertisers’ websites. Our programs to attract advertisers include direct sales, agency sales, online promotions, referral agreements and participation in tradeshows. We attempt to maintain relationships with our advertisers through customer service and delivery of qualified traffic.

     Our advertisers can generally terminate their contracts with us at any time. We believe that advertisers will not continue to do business with us if their investment in advertising with us does not generate sales leads, and ultimately customers, or if we do not deliver their advertisements in an appropriate and effective manner. If we are unable to remain competitive and provide value to our advertisers, they may stop placing ads with us, which would have a material adverse effect on our business, prospects, financial condition and results of operations.

We must successfully integrate several recently acquired businesses.

     We have recently merged with or acquired a number of businesses: Miva, Comet, BBE and Espotting. The integration of these businesses may be difficult, time consuming and costly. The integration may divert our management’s time and resources from the operation of our businesses. The integration of these companies is also more challenging because Espotting’s primary operations are conducted in Europe, while FindWhat’s historical operations and those of our other new acquisitions are conducted primarily in the United States. Our integration efforts may not be completed as planned, may take longer to complete or may be more costly than anticipated, or these acquired businesses may not achieve their expected results, any of which would have a material adverse effect on our business and results of operations.

If we fail to manage our growth, our business will be adversely affected.

     Our revenues and headcount have grown rapidly, due in part to several recent mergers and acquisitions. To continue to grow, we may make additional acquisitions in the future. These may include acquisitions of foreign companies or other international operations. We have limited experience in acquiring and integrating companies, and we may also expand into new lines of business in which we have little or no experience. Additionally, we may fail to achieve the anticipated synergies from such acquisitions. Accordingly, our growth strategy subjects us to a number of risks, including the following, which could materially adversely affect our business, prospects, financial condition and results of operations:

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•	we may incur substantial costs, delays or other operational or financial problems in integrating acquired businesses, including in integrating each company’s accounting, management information, human resource and other administrative systems to permit effective management;

•	we may not be able to identify, acquire or profitably manage any additional businesses;

•	with smaller acquired companies we may need to implement or improve controls, procedures and policies appropriate for a public company;

•	the acquired companies may adversely affect our consolidated operating results, particularly since some of the acquired companies have a history of operating losses;

•	acquisitions may divert our management’s attention from the operation of our businesses;

•	we may not be able to retain key personnel of acquired businesses;

•	there may be cultural challenges associated with integrating employees from the acquired company into our organization; and

•	we may encounter unanticipated events, circumstances or legal liabilities.

We expect our historical growth rates and operating margins to decline in the future.

     Although we have grown rapidly, we expect that in the future our revenue growth rate will decline primarily as a result of increased competition, as well as difficulty in maintaining growth rates as our net revenues increase. In addition, we believe our operating margins will decline as a result of integrating recently acquired businesses with lower operating margins, the impact of amortizing intangible assets acquired from mergers and acquisitions, increased competition and increased expenditures for certain aspects of our business as a percentage of our net revenues, which may include product development expenditures, sales and marketing expenses and increased costs of operating as a global public company with multiple divisions.

We are subject to numerous risks associated with our newly-acquired international operations.

     Historically, we have operated primarily in the United States. We recently merged with Espotting, which is based in the United Kingdom and serves seven additional European countries. We have no prior experience integrating and managing international operations. Any inability to successfully integrate and manage our newly-acquired international operations could have a material adverse effect on our business, results of operations, business prospects or financial condition. In addition, our future operating results could be adversely affected by a variety of factors arising out of our international operations, some of which are beyond our control. These factors include:

•	lower per capita Internet usage or lower advertiser spending in many countries, due to factors such as lower disposable incomes, lack of telecommunications and computer infrastructure, concern about security in online e-commerce transactions, and less access to and use of credit cards;

•	relatively smaller Internet markets in some countries;

•	current or future competitors obtaining intellectual property rights that they could assert against our business internationally, which may adversely affect our foreign operations;

•	technological differences by marketplace, which we may not be able to support;

•	foreign laws and regulations that may impact the conduct of our business operations in a particular country;

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•	difficulty in recruiting qualified local employees and in building locally relevant products and services, which could limit our ability to aggregate a large local advertiser base;

•	longer payment cycles and local economic downturns;

•	credit risk and potentially higher levels of payment fraud;

•	currency exchange rate fluctuations, as well as foreign exchange controls that might prevent us from repatriating cash earned in countries outside the United States;

•	political and economic instability; and

•	higher costs associated with doing business internationally.

Our private label agreements are subject to a number of contingencies and risks.

     We have agreements to provide our private label services with our private label partners. Generally, under the terms of the agreements, we provide the technology and expertise to our partners to launch keyword-targeted paid listings services. These transactions are subject to numerous contingencies and risks including:

•	the failure of our partners to successfully create and manage paid listings networks;

•	the risk that development and implementation of the different versions of our technology will be delayed or not completed when expected;

•	the risk that development, implementation and integration costs will be higher than anticipated;

•	the inability of our partners to leverage their existing client base;

•	the failure of the paid listing services market to continue to grow;

•	intense competition in the paid listing services market;

•	the potential for disagreements with our partners;

•	the potential that implementation of our private label services violates intellectual property rights of third parties;

•	economic changes in the Internet industry generally; and

•	the potential that our partners will be acquired or change their business plans and decide to cease using our services.

     The occurrence of any of these contingencies or risks could have a material adverse effect on our business, revenues and results of operations.

     We have also agreed to indemnify our private label partners against any losses suffered by them as a result of the Overture Services litigation (see “—One of our FindWhat.com Network’s principal competitors may have patent rights which could prevent us from operating our services in their present form”), as well as other losses suffered by them resulting from use of intellectual property that we have provided to our private label partners. We may also be required to pay legal expenses incurred and losses suffered by our private label partners if Overture Services brings a patent infringement claim against them for using our bid-for-position, pay-per-click technology. If

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we are unsuccessful in our litigation with Overture Services, we may have to provide our private label partners with acceptable alternatives to our bid-for-position, pay-per-click technology, or refund monies that they have paid to us.

Our management team has limited experience managing a public company and many of our employees have recently joined us and must be integrated into our operations.

     Some of our officers have had no senior management experience in public companies prior to joining FindWhat. As of July 1, 2004, we had 431 full time employees, including employees of our wholly-owned subsidiaries, 40 of whom have joined us within the last six months and 196 of whom joined us in connection with our Espotting merger on such date. Our new employees include certain key managerial, technical, financial, marketing and operations personnel who have not yet been fully integrated into our operations, and we expect to add additional key personnel in the near future. Our failure to fully integrate our new employees into our operations could have a material adverse effect on our business, prospects, financial condition and results of operations.

The continued service of our executive officers and key personnel is critical to our success.

     Our success is substantially dependent on the performance of our senior management and key technical personnel. Many of our management and key employees are not bound by agreements that could prevent them from terminating their employment at any time. In addition, we do not currently hold key personnel life insurance policies on any of our key employees. We believe that the loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, prospects, financial condition and results of operations.

We may have difficulty attracting and retaining qualified, highly skilled personnel.

     We expect the expansion of our business to place a significant strain on our managerial, operational and financial resources. We will be required to expand our operational and financial systems significantly and train and manage our work force in order to manage the expansion of our operations. We will need to attract and retain highly qualified, technical and other personnel to maintain and update our products and services and meet our business objectives. Competition for such personnel is intense. We may not be successful in attracting and retaining such qualified personnel on a timely basis, on competitive terms, or at all. Our inability to attract and retain the necessary technical and other personnel would have a material adverse effect on our business, prospects, financial condition and results of operations.

Our reliance on internally developed technology systems may put us at a competitive disadvantage.

     We use internally developed technology systems for a portion of our keyword-targeted paid listing request processing software. These systems were designed primarily to increase the number of appropriate paid keyword-targeted ads for each related keyword request made on our network, for our private label partners and for customer service. A significant amount of manual effort by our technical personnel may be required to update these systems if our competitors develop superior processing methods. This manual effort is time-consuming and costly and may place us at a competitive disadvantage when compared to competitors with more efficient systems. We intend to upgrade and expand our processing systems and to integrate newly-developed and purchased modules with our existing systems to improve the efficiency of our paid listing methods and support increased transaction volume. However, we are unable to predict whether these upgrades will improve our competitive position.

Constraints on our current system capacity may require us to expand our network infrastructure and customer support capabilities.

     Our ability to provide high-quality customer service largely depends on the efficient and uninterrupted operation of our computer and communications systems in order to accommodate any significant increases in the numbers of advertisers using our services and the queries and paid click-throughs we receive. We believe that we will be required to expand our network infrastructure and customer support capabilities to support an anticipated expanded number of queries and paid click-throughs. Any expansion will require us to make significant upfront

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expenditures for servers, routers, computer equipment and additional Internet and intranet equipment, and to increase bandwidth for Internet connectivity. Any expansion or enhancement will need to be completed and integrated without system disruptions. Failure to expand our network infrastructure or customer service capabilities either internally or through third parties, if and when necessary, would materially adversely affect our business, prospects, financial condition and results of operations.

New technologies could limit the effectiveness of our products and services, which would harm our business.

     New technologies may be developed that can block the display of ads or sponsored listings. Since most of our net revenue is derived from fees paid to us by advertisers, ad-blocking technology could adversely affect our operating results. In addition, information on the Internet is increasingly being provided in proprietary document formats such as Microsoft Word. The providers of the software application used to create these documents could engineer the document format to prevent or interfere with our ability to access the document contents with our search technology. This would mean that the document contents would not be included in our search results even if the contents were directly relevant to a search. These types of activities could assist our competitors or diminish the value of our search results. The software providers may also seek to require us to pay them royalties in exchange for giving us the ability to search documents in their format. If the software provider also competes with us in the search business, they may give their search technology a preferential ability to search documents in their proprietary format. Any of these results could harm our brands, revenues and results of operations.

We depend on third parties for certain software and services to operate our business.

     We depend on third-party software to operate our services. Although we believe that several alternative sources for this software are available, any failure to obtain and maintain the rights to use such software on commercially reasonable terms would have a material adverse effect on our business, prospects, financial condition and results of operations. We are also dependent upon third parties to provide Internet services to allow us to connect to the Internet with sufficient capacity and bandwidth so that our business can function properly and our website can handle current and anticipated traffic. We currently have contracts with certain telecommunications providers for these services. Any restrictions or interruption in our connection to the Internet, or any failure of these third-party providers to handle current or higher volumes of use, could have a material adverse effect on our business, prospects, financial condition and results of operations, and our brand could be damaged if clients or prospective clients believe our system is unreliable. Any financial or other difficulties our providers face may have negative effects on our business, the nature and extent of which we cannot predict. We exercise little control over these third party vendors, which increases our vulnerability to problems with the services they provide. We have experienced occasional systems interruptions in the past and we cannot assure you that such interruptions will not occur again in the future.

Our technical systems are vulnerable to interruption, security breaches and damage, which could harm our business and damage our brands if our clients or prospective clients believe that our products are unreliable.

     Our systems and operations are vulnerable to damage or interruption from fire, floods, power loss, telecommunications failures, break-ins, sabotage, computer viruses, penetration of our network by unauthorized computer users, or “hackers,” and similar events. Such disasters could interrupt our services and severely damage our business. The occurrence of a natural disaster or unanticipated problems at our technical operations facilities could cause material interruptions or delays in our business, loss of data or render us unable to provide services to our customers. In addition, we may be unable to provide services and websites due to a failure of the data communications capacity we require, as a result of human error, natural disaster or other operational disruptions. The occurrence of any or all of these events could materially adversely affect our business, prospects, financial condition and results of operations, and damage our brands if clients or prospective clients believe that our products are unreliable.

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Internet security poses risks to our entire business, and security breaches could damage our reputation and expose us to loss or litigation.

     The process of e-commerce aggregation by means of our hardware and software infrastructure involves the transmission and analysis of confidential and proprietary information of our clients, as well as our own confidential and proprietary information. We rely on encryption and authentication technology licensed from other companies to provide the security and authentication necessary to effect secure Internet transmission of confidential information, such as credit and other proprietary information. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may result in a compromise or breach of the technology used by us to protect client transaction data. Our security measures may not prevent security breaches. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause material interruptions in our operations. We may be required to expend significant capital and other resources to protect against security breaches or to minimize problems caused by security breaches. To the extent that our activities or the activities of others involve the storage and transmission of proprietary information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability.

If we fail to detect click-through fraud, we could lose the confidence of our advertisers, thereby causing our business to suffer.

     From time to time, we receive fraudulent clicks on our ads by persons seeking to increase the advertising fees paid to members of our FindWhat.com Network and Espotting Network. Click-through fraud occurs when a person clicks on an advertisement displayed on a website for the purpose of generating a click-through payment to the FindWhat.com Network or Espotting Network member rather than to view the underlying content. We have implemented screening policies and procedures to minimize the effects of these fraudulent clicks. We believe that these policies and procedures assist us in detecting fraudulent click-throughs, which are not billed to our advertisers. However, it is difficult to detect all fraudulent clicks and detection may become more difficult in the future if third parties implement more sophisticated fraudulent click-through schemes. To the extent that we are unable to detect click-through fraud, we may refund revenue that our advertisers have paid to us and that was later attributed to these fraudulent click-throughs. If we find new evidence of past fraudulent clicks, we may have to issue refunds retroactively of amounts previously paid to our FindWhat.com Network or Espotting Network members. This would adversely affect our profitability, and these types of fraudulent activities could hurt our brands. If fraudulent clicks are not detected, the affected advertisers may experience a reduced return on their investment in our advertising programs because the fraudulent clicks would not lead to potential revenue for the advertisers. If this occurs, our advertisers may become dissatisfied with our advertising programs, and we may lose advertisers and revenue.

We may be unable to obtain the Internet domain names that we hope to use.

     The primary Internet domain names we are using for advertisers to access our paid listings services are “FindWhat.com” and “Espotting.com,” and the primary Internet domain name we are using for our current merchant services business is “Miva.com.” We believe that these domain names are an extremely important part of our business. We may desire, or it may be necessary in the future, to use other domain names in the United States and abroad. Governmental authorities in different countries may establish additional top-level domains, appoint additional domain-name registrars or modify the requirements for holding domain names. These new domains may allow combinations and similar domain names that may be confusingly similar to our own. Additionally, we may be unable to acquire or maintain relevant domain names in all countries in which we will conduct business. In addition, there are other substantially similar domain names that are registered by companies which may compete with us. There can be no assurance that potential users and advertisers will not confuse our domain name with other similar domain names. If that confusion occurs, we may lose business to a competitor and some users of our services may have negative experiences with other companies on their websites that those users erroneously associate with us.

We may be unable to promote and maintain our brands, which could harm our business and prospects.

     We believe that establishing and maintaining the brand identities of our services is a critical aspect of attracting and expanding a large client base. We anticipate that, as our markets become increasingly competitive,

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maintaining and enhancing our brands may become increasingly difficult. Promotion and enhancement of our brands will depend largely on our success in continuing to provide high-quality service, which we may not do successfully. If businesses do not perceive our existing services to be of high quality, or if we introduce new services or enter into new business ventures that are not favorably received by businesses, we will risk diluting our brand identities and decreasing their attractiveness to existing and potential customers, which could harm our business and prospects. In addition, actions by our competitors and other third parties could impair the value of our brand, as well as publicity regarding abuses in Internet marketing.

Our intellectual property rights may not be protectable or of significant value in the future.

     We depend upon confidentiality agreements with specific employees, consultants and subcontractors to maintain the proprietary nature of our technology. These measures may not afford us sufficient or complete protection, and others may independently develop know-how and services similar to ours, otherwise avoid our confidentiality agreements or produce patents and copyrights that would materially adversely affect our business, prospects, financial condition and results of operations.

     Legal standards relating to the validity, enforceability and scope of the protection of certain intellectual property rights in Internet-related industries are uncertain and still evolving. The steps we take to protect our intellectual property rights may not be adequate to protect our future intellectual property. Third parties may also infringe or misappropriate any copyrights, trademarks, service marks, trade dress and other proprietary rights we may have. Any such infringement or misappropriation could have a material adverse effect on our business, prospects, financial condition and results of operations.

     We own several domestic and foreign trade and service mark registrations related to our products or services, including U.S. Federal Registrations for FINDWHAT.COM and Miva, European Community registrations for the Espotting logo and the Espotting button and we have additional registrations pending. Additionally, we use and have common law rights in several other marks. If other companies also claim rights to use the marks we use in our business, we may be required to become involved in litigation or incur an additional expense. Effective service mark, copyright and trade secret protection may not be available in every country in which our services are distributed or made available through the Internet.

     The process and technology we use to operate our FindWhat.com Network is critical to the success of our business. In February 2000, we filed a patent application for our FindWhat.com Network with the United States Patent and Trademark Office. Subsequently, we have filed additional patent applications covering additional services and the evolution of our business model. These applications are currently pending. Our patent applications may be rejected and we may be unable to prevent third parties from infringing on our proprietary rights. Further, one of the FindWhat.com Network’s principal competitors has been granted a patent that may cover our business model and has acquired an issued patent that may be applicable to our business model. See “—One of our FindWhat.com Network’s principal competitors may have patent rights which could prevent us from operating our services in their present form.”

     To date, we have filed one patent application covering core technology used in our Espotting Network. This patent application is currently pending, and we cannot assure you that this patent ultimately will be granted. Even if we file other patent applications for our Espotting technology in the future, we cannot assure you that any patents will ever be issued. Further, even if patents are issued, they may not protect our intellectual property rights, and third parties may challenge the validity or enforceability of issued patents. In addition, other parties may independently develop similar or competing technologies designed around any patents that may be issued to us.

     In addition, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights, which may result in the dilution of the brand identity of our services. See “—We may be unable to promote and maintain our brands.”

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Our business is partially subject to seasonality, which may impact our quarterly growth rate.

     We have historically experienced, and expect to continue to experience, seasonal fluctuations in the number of click-throughs received by typical distribution partners within our FindWhat.com Network. Additionally, the Espotting Network’s business historically has experienced similar seasonal fluctuations. We expect that the first and fourth quarters of each calendar year will realize more activity than the second and third quarters, due to increased overall Internet usage during the first and fourth quarters related to colder weather and holiday purchases.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud, which could harm our brand and operating results.

     Effective internal controls are necessary for us to provide reliable and accurate financial reports and effectively prevent fraud. In addition, Section 404 under the Sarbanes-Oxley Act of 2002 requires that we assess and our auditors attest to the design and operating effectiveness of our controls over financial reporting. If we cannot provide reliable and accurate financial reports or prevent fraud, our brand and operating results could be harmed. If we cannot provide the necessary documentation and demonstrate the effectiveness of our controls, we could be deemed to have deficiencies, significant deficiencies or material weaknesses that would need to be addressed. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. We are continuing to work to improve our internal controls, including in the areas of access and security. We cannot be certain that these measures will ensure that we design, implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation or operation, could harm our operating results or cause us to fail to meet our financial reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock and our access to capital.

If we account for employee stock options using the fair value method, it could significantly reduce our net income.

     There has been ongoing public debate whether stock options granted to employees and directors should be accounted for as a compensation expense and, if so, how to properly value such expense. On March 31, 2004, the Financial Accounting Standard Board (FASB) issued an Exposure Draft, “Share-Based Payment: an amendment of FASB Statements No. 123 and 95,” which would require, beginning in 2005, a company to recognize, as an expense, the fair value of stock options and other stock-based compensation to employees. We currently account for stock-based compensation to employees and directors using the intrinsic value method set forth in APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. We account for stock-based compensation to non-employees using the fair value method set forth in SFAS 123, and related interpretations. If we had used the fair value method of accounting for stock options granted to employees using the Black Scholes option valuation methodology, our net income would have been $2.6 million less than reported in the year ended December 31, 2003 and $3.1 million less than reported in the six months ended June 30, 2004. If we elect or are required to record an expense for our stock-based compensation plans using the fair value method as described in the Exposure Draft, we could have ongoing accounting charges for compensation expense significantly greater than those we would have recorded under our current method of accounting for stock options, which would reduce our reported operating, pre-tax and net income.

We cannot predict our future capital needs and may not be able to secure additional financing.

     Although we have no material long-term commitments for capital expenditures, we anticipate an increase in capital expenditures consistent with anticipated growth of operations, infrastructure and personnel. We currently anticipate that our cash as of June 30, 2004, together with cash flows from operations, will be sufficient to meet the anticipated liquidity needs for working capital and capital expenditures over the next 12 months. Additionally, as of February 19, 2004, we entered into a $10 million revolving loan facility with a commercial lending institution, which expires on June 30, 2005. To date, we have not drawn down any amounts under this revolving loan.

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     Our future liquidity and capital requirements will depend on numerous factors. The pace of expansion of our operations will affect our capital requirements. We may also have increased capital requirements in order to respond to competitive pressures. In addition, we may need additional capital to fund acquisitions of complementary products, technologies or businesses. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties and actual results could vary materially as a result of the factors described above. As we require additional capital resources, we may seek to sell additional equity or debt securities or obtain additional bank lines of credit. There can be no assurance that any financing arrangements will be available in amounts or on terms acceptable to us, if at all.

Risks Related to Our Industry

Regulatory and legal uncertainties could harm our business.

     While there are currently relatively few laws or regulations directly applicable to Internet access, commerce or Internet commercial search activity, there is increasing awareness and concern regarding some uses of the Internet and other online services, leading federal, state, local and foreign governments to consider adopting civil and criminal laws and regulations, or amend existing laws and regulations, with respect to the Internet and other online services covering issues such as:

•	user privacy;

•	defamation;

•	database and data protection;

•	limitations on the distribution of materials considered harmful to children;

•	liability for misinformation provided over the web;

•	user protection, pricing, taxation and advertising restrictions (including, for example, limitation on the advertising on Internet gambling websites or of certain products);

•	delivery of contextual advertisements via connected desktop software;

•	intellectual property ownership and infringement, including liability for listing or linking to third-party websites that include materials infringing copyrights or other rights;

•	distribution, characteristics and quality of products and services; and

•	other consumer protection laws.

     Legislation has also been introduced in the U.S. Congress and some state legislatures that is designed to regulate spyware, which does not have a precise definition but is often known as software installed on consumers’ computers without their informed consent that gathers and may disseminate information about such consumers, including personally identifiable information, without the consumers’ consent.

     The adoption of any additional laws or regulations or application of existing laws to the Internet generally or our industry may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our services, increase our cost of doing business, preclude us from developing additional products or services and subject us to fines, litigation or criminal penalties, or otherwise have a material adverse effect on our business, prospects, financial condition and results of operations. Due to the global nature of the Internet, it is possible that multiple federal, state or foreign jurisdictions might inconsistently regulate Internet activities, which

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would increase our costs of compliance and the risk of violating the laws of a particular jurisdiction, both of which could have a material adverse effect on our business, prospects, financial condition or results of operations.

The market for our services is uncertain and is still evolving.

     Internet marketing and advertising, in general, and advertising through priority placement in keyword-targeted advertisements in particular, are at early stages of development, are evolving rapidly and are characterized by an increasing number of market entrants. The demand and market acceptance for recently introduced services is generally subject to a high level of uncertainty. Most potential advertisers have only limited experience advertising on the Internet and have not devoted a significant portion of their advertising expenditures to Internet advertising. If this trend continues, the market for our existing services, which are dependent upon increased Internet advertising, may be adversely affected, which in turn will have a material adverse effect on our business, prospects, financial condition or results of operations.

Our future success will depend on continued growth in the use of the Internet.

     Our future success will depend substantially upon continued growth in the use of the Internet to support the sale of our advertising services, as well as continued acceptance of e-commerce transactions on the Internet. As this is a new and rapidly evolving industry, the ultimate demand and market acceptance for Internet-related services is subject to a high level of uncertainty. Significant issues concerning the commercial use of the Internet and online service technologies, including security, reliability, cost, ease of use and quality of service remain unresolved and may inhibit the growth of Internet business solutions that utilize these technologies. In addition, the Internet or other online services could lose their viability due to, among other things, concerns over the security of Internet transactions and the privacy of users, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. In the event that the use of the Internet and other online services does not continue to grow or grows more slowly than we expect, or the Internet does not become a commercially viable marketplace, our business, prospects, financial condition and results of operations would be materially adversely affected.

We may face additional third party intellectual property infringement claims that could be costly to defend and result in the loss of significant rights.

     Our current and future business activities, including implementation of our FindWhat.com Network service, Espotting Network service or our private label service, may infringe upon the proprietary rights of others, and third parties may assert infringement claims against us, including claims alleging, among other things, copyright, trademark or patent infringement. We are aware of allegations from time to time concerning these types of claims and in particular in respect of trademark infringement claims. For example, certain potential claimants currently allege that they have trademark rights in certain keywords and that we violate these rights by allowing competitors of those potential claimants to bid on these keywords. While we believe that we have defenses to these claims under appropriate trademark legislation or, in certain circumstances, indemnification rights under our agreements with advertisers, we may not prevail in our defenses to any intellectual property infringement claims, and we may not be able to collect under any indemnification provisions relating to these claims, if any. In addition, we may not be adequately insured for any judgments awarded in connection with any litigation. Any such claims and resulting litigation could subject us from time to time to significant liability for damages, or result in the invalidation of our proprietary rights, which would have a material adverse effect on our business, prospects, financial condition and results of operations. Even if we were to prevail, these claims could be time-consuming, expensive to defend and could result in the diversion of our management’s time and attention.

We may incur liabilities for the activities of users of our services.

     The law relating to the liability of providers of online services for activities of their users and for the content of their advertisers’ listings is currently unsettled and could harm our business. Our insurance policies may not provide coverage for liability for activities of our users or advertisers for the content of its listings. We may not successfully avoid civil or criminal liability for alleged unlawful activities carried out by consumers of our services

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or for the content of our listings. Our potential liability could require us to implement measures to reduce our exposure to such liability, which may require us, among other things, to spend substantial resources or to discontinue certain service offerings. Any costs incurred as a result of such liability or asserted liability could significantly harm our business, operating results and financial condition.

Risks Relating to This Offering

The market price of our common stock may be volatile.

     The market price of our common stock may experience significant volatility as a result of a number of factors, many of which are outside of our control. Each of the risk factors listed in this “Risk Factors” section, and the following factors, may affect our operating results:

•	our quarterly results and ability to meet analysts’ and our own published expectations;

•	our ability to continue to attract and retain users and advertisers;

•	the amount and timing of operating costs and capital expenditures related to the maintenance and expansion of our businesses, operations and infrastructure;

•	patents issued or not issued to us or our competitors;

•	announcements of technological innovations, new services or service enhancements, strategic alliances, mergers, acquisitions, dispositions or significant agreements by us or by our competitors;

•	commencement or threat of litigation or new legislation or regulation that adversely affect our business;

•	general economic conditions and those economic conditions specific to the Internet and Internet advertising;

•	our ability to keep our products and services operational at a reasonable cost and without service interruptions;

•	recruitment or departure of key personnel;

•	geopolitical events such as war, threat of war or terrorist actions; and

•	sales of substantial amounts of our common stock, including shares issued upon the exercise of outstanding options or warrants.

     Because our business is changing and evolving, our historical operating results may not be useful to you in predicting our future operating results. In addition, advertising spending has historically been cyclical in nature, reflecting overall economic conditions as well as budgeting and buying patterns. Also, online user traffic tends to be seasonal. Our rapid growth has masked, and may in the future mask, the cyclicality and seasonality of our business.

     In addition, the stock market has experienced significant price and volume fluctuations that particularly have affected the trading prices of equity securities of many technology and Internet companies. Frequently, these price and volume fluctuations have been unrelated to the operating performance of the affected companies. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against such a company. This type of litigation, regardless of the outcome, could result in substantial costs and a diversion of management’s attention and resources, which could materially adversely affect our business, prospects, financial condition and results of operations.

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If securities analysts downgrade our stock, the price of our stock could decline.

     The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. There are many large, well-established publicly traded companies active in our industry and market, which may mean it will be less likely that we receive widespread analyst coverage. Furthermore, if one or more of the analysts who do cover us downgrade our stock, our stock price would likely decline rapidly. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline.

Significant dilution will occur if outstanding options and warrants are exercised.

     As of August 31, 2004, we had outstanding stock options under our 1999 Stock Incentive Plan and our 2004 Stock Incentive Plan to purchase 4,117,925 shares of common stock at a weighted average exercise price of $9.17 and warrants to purchase approximately 282,500 shares of common stock at a weighted average exercise price of $3.40 per share. In addition, in connection with our acquisition of Espotting on July 1, 2004, we granted options to purchase 689,252 shares of our common stock of which options to purchase 666,099 shares remain outstanding, at a weighted average exercise price of $5.05, in exchange for options and warrants held by Espotting employees and affiliates. To the extent these options are exercised, our stockholders will experience further dilution. In addition, in the event that any future financing should be in the form of, be convertible into, or exchangeable for, equity securities, and upon the conversion of exchange of these securities, investors may experience additional dilution of their proportional ownership of our company.

Our certificate of incorporation authorize us to issue additional shares of stock, which could impede a change of control that is beneficial to our stockholders.

     We are authorized to issue up to 200 million shares of common stock that may be issued by our board of directors for such consideration as they may consider sufficient without seeking stockholder approval, subject to stock exchange rules and regulations. Our certificate of incorporation also authorize us to issue up to 500,000 shares of preferred stock, the rights and preferences of which may be designated by our board of directors. These designations may be made without stockholder approval. The designation and issuance of preferred stock in the future could create additional securities that have dividend and liquidation preferences prior in right to the outstanding shares of common stock. These provisions could be used by our board to impede a non-negotiated change in control, even though such a transaction may be beneficial to holders of our securities, and may deprive you of the opportunity to sell your shares at a premium over prevailing market prices for our common stock. The potential inability of our stockholders to obtain a control premium could reduce the market price of our common stock.

We do not intend to pay future cash dividends.

     We have never paid cash dividends and currently do not intend to pay cash dividends on our common stock at any time in the near future. We may never pay cash dividends or distributions on our common stock. The $10.0 million revolving loan agreement we entered into as of February 19, 2004 with a commercial lending institution restricts our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of our board of directors and will be dependent on our financial condition, results of operations, capital requirements and any other factors that the board of directors decides are relevant.

FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things:

•	general economic and business conditions, both nationally and in our markets,

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•	our expectations and estimates concerning future financial performance, financing plans, acquisitions or mergers, and the impact of competition,

•	our ability to implement our acquisition and growth strategy,

•	anticipated trends in our business,

•	advances in technologies, and

•	other risk factors set forth under “Risk Factors” beginning on Page 4 in this prospectus.

     In addition, in this prospectus, we use words such as “anticipates”, “believes”, “plans”, “expects”, “future”, “intends”, and similar expressions to identify forward-looking statements.

     We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

USE OF PROCEEDS

     The proceeds from the sale of the shares offered by this prospectus will be received directly by the selling stockholders. We will not receive any proceeds from the sale of the shares offered by this prospectus.

SELLING STOCKHOLDERS

     In connection with our merger with Espotting Media Inc., we issued shares of our common stock to certain former stockholders of Espotting. Pursuant to the terms of the merger, we have filed with the Commission under the Securities Act a registration statement on Form S-3, of which this prospectus forms a part, which relates to the resale from time to time of up to a total of 2,874,099 shares of common stock by the selling stockholders identified in this prospectus.

     The shares of common stock are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time. See “Plan of Distribution” on Page 20.

     Information regarding beneficial ownership of our common stock by the selling stockholders as of August 1, 2004 follows. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, each selling stockholder has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered. No estimate can be given as to the amount of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares.

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Name of Selling Stockholder	Shares beneficially owned prior to the offering	Shares being offered
Daniel Ishag	352,565	352,565
David Ishag	893,663	893,663
Nicholas Bancroft Cooke	72,201	72,201
Stephen McDonnell	74,992	74,992
Sebastian Bishop	174,399	174,399
The Global Rights Fund II, L.P.	1,306,279	1,306,279

     287,410 shares issued to the selling stockholders in connection with the merger with Espotting are being held in escrow until not later than July 3, 2006 to satisfy certain indemnification obligations of the selling stockholders and certain purchase price adjustment conditions. To the extent any of the shares held in escrow are returned to us in satisfaction of the indemnification obligations or because of the purchase price adjustment conditions, the total number of shares beneficially owned by these selling stockholders would be reduced according to their respective pro rata interests in the shares held in escrow that are returned to us.

     Daniel Ishag currently serves as the Interim Chief Executive Officer of Espotting, and prior to our merger with Espotting, served as a Director, Chief Executive Officer and President of Espotting and was a 10% beneficial owner of Espotting. Prior to our merger with Espotting, David Ishag served as a Director and the Chairman of the Board of Espotting and was a 10% beneficial owner of Espotting. Prior to our merger with Espotting, Nicholas Bancroft Cooke served as a Director of Espotting. Prior to our merger with Espotting, Stephen McDonnell served as a Director and Chief Financial Officer of Espotting. Sebastian Bishop is currently a Senior Vice President of Espotting, and prior to our merger with Espotting, served as a Director and Secretary of Espotting. Prior to our merger with Espotting, The Global Rights Fund II, L.P. was a 10% beneficial owner of Espotting.

PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. For purposes of the following description, the term “selling stockholders” includes pledgees, donees, permitted transferees or other permitted successors-in-interest selling shares received after the date of this prospectus from the selling stockholders. The selling stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares at prices and under terms then prevailing or at prices related to the then current market price, at varying prices or at negotiated prices. The shares may be sold, without limitation, by one or more of the following means of distribution:

•	a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	on any national securities exchange, quotation service or over-the-counter market on which the shares may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	in privately negotiated transactions;

•	through the settlement of short sales;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

     We will not receive any proceeds from the sale of the shares offered by this prospectus.

     To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

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     The selling stockholders may effect these transactions by selling the shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders or the purchasers of the shares for whom the broker-dealer may act as an agent or to whom they may sell the shares as a principal, or both. The compensation to a particular broker-dealer may be in excess of customary commissions.

     In connection with sales of the shares offered by this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the shares in the course of hedging their positions. The selling stockholders may also sell the shares short and deliver shares of common stock to close out short positions, or loan or pledge shares to broker-dealers who may in turn sell the shares.

     Broker-dealers and selling stockholders who act in connection with the sale of the shares may be deemed to be underwriters. Profits on any resale of the shares as a principal by such broker-dealers and selling stockholders and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholders are deemed to be underwriters, the selling stockholders may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Section 10(b) and Rule 10b-5 under the Exchange Act.

     Any broker-dealer participating in transactions as agent may receive commissions from a selling stockholder and, if they act as agent for the purchaser of the shares, from the purchaser. Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share and, to the extent a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at a price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as a principal may resell the shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions, or otherwise at market prices prevailing at the time of sale or at negotiated prices, and may pay to or receive from the purchasers of the shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing:

•	the name of the broker-dealers;

•	the number of shares involved;

•	the price at which the shares are to be sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;

•	that broker-dealers did not conduct any investigation to verify the information in this prospectus, as supplemented; and

•	other facts material to the transaction.

     In addition, we and the selling stockholders will be subject to applicable provisions of the Exchange Act, including Rule 10b-5 and to the extent we and the selling stockholders are distribution participants, Regulation M. These rules and regulations may affect the marketability of the shares.

     The selling stockholders will pay any commissions associated with the sale of the shares. The shares offered by this prospectus are being registered to comply with contractual obligations, and we have paid the expenses of the preparation of this prospectus. We have also agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act, or, if the indemnity is unavailable, to contribute toward amounts required to pay the liabilities.

     Our common stock trades on the Nasdaq National Market under the symbol “FWHT.”

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WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

     This prospectus incorporates documents by reference which are not presented in or delivered with this prospectus. You should rely only on the information contained in this document or to documents that we have referred you to. We have not authorized anyone to provide you with any additional information.

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at:

Public Reference Room
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission, located at http://www.sec.gov.

     The Securities and Exchange Commission permits us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the following documents we filed with the Securities and Exchange Commission pursuant to the Exchange Act:

•	our Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission on March 5, 2004;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the Securities and Exchange Commission on May 7, 2004 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed with the Securities and Exchange Commission on August 6, 2004;

•	our current report on Form 8-K dated and filed with the Securities and Exchange Commission on January 6, 2004; our current report on Form 8-K dated and filed with the Securities and Exchange Commission on January 9, 2004; our current report on Form 8-K dated and filed with the Securities and Exchange Commission on February 23, 2004; our current report on Form 8-K dated and filed with the Securities and Exchange Commission on March 23, 2004; our current report on Form 8-K dated March 22, 2004 and filed with the Securities and Exchange Commission on April 6, 2004; our current report on Form 8-K/A dated March 22, 2004 and filed with the Securities and Exchange Commission on April 9, 2004; our current report on Form 8-K dated and filed with the Securities and Exchange Commission on June 4, 2004; our current report on Form 8-K/A dated February 9, 2004 and filed with the Securities and Exchange Commission on June 29, 2004; our current report on Form 8-K/A dated February 9, 2004 and filed with the Securities and Exchange Commission on July 2, 2004; and our current report on Form 8-K dated and filed with the Securities and Exchange Commission on September 3, 2004; and

•	the description of our common stock which is contained in our Registration Statement on Form 10 (Registration No. 000-30428) filed with the Securities and Exchange Commission pursuant to Section 12 of the Exchange Act, as updated in any amendment or report filed for the purpose of updating such description.

     Information in the following documents shall not be incorporated by reference in this prospectus: Our current report on Form 8-K dated February 9, 2004 and filed with the Securities and Exchange Commission on

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February 10, 2004; our current report on Form 8-K dated February 9, 2004 and filed with the Securities and Exchange Commission on February 10, 2004; our current report on Form 8-K dated and filed with the Securities and Exchange Commission on April 26, 2004; and our current report on Form 8-K dated July 26, 2004 and filed with the Securities and Exchange Commission on July 28, 2004.

     Information in any of our Current Reports on Form 8-K or 8-K/A furnished under Item 12, “Results of Operations and Financial Condition,” or intended to be furnished under Item 12 and provided under Item 9 pursuant to interim guidance issued by the Securities and Exchange Commission in Release Nos. 33-8216 and 34-47583, shall not be incorporated by reference into this prospectus or the registration statement of which it forms a part.

     In addition, all documents subsequently filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the offering of the common stock offered hereby is completed shall be deemed to be incorporated by reference into this prospectus. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

     We will provide to you at no cost a copy of any or all of the information incorporated by reference into this prospectus. You may make a request for a copy of this information in writing or by telephone. Requests should be directed to:

FindWhat.com, Inc.
5220 Summerlin Commons Blvd.
Suite 500
Fort Myers, Florida 33907
Attention: Brenda Agius
Telephone: (239) 561-7229

     Our common stock is listed on the Nasdaq National Market. Accordingly, reports and other information concerning us should be available for inspection and copying at the offices of:

The Nasdaq Stock Market
1735 K Street, N.W.
Washington, D.C. 20006-1504

EXPERTS

     The consolidated financial statements and schedule of FindWhat.com at December 31, 2003, and for the year then ended, appearing in our Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of FindWhat.com and its subsidiaries as of December 31, 2002, and for each of the years in the two-year period ended December 31, 2002, have been incorporated by reference into this prospectus from our Form 10-K for the fiscal year ended December 31, 2003, in reliance upon the report of Grant Thornton LLP, independent certified public accountants, which is also incorporated by reference to this prospectus, and upon the authority of Grant Thornton LLP as experts in accounting and auditing.

     The financial statements of Comet Systems, Inc., as incorporated in this prospectus by reference to our Form 8-K/A dated March 22, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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     The consolidated financial statements of Espotting Media, Inc. at March 31, 2004 and 2003 and for each of the three years in the period ended March 31, 2004 appearing in our Current Report on Form 8-K/A dated February 9, 2004 and filed June 29, 2004 with the Securities and Exchange Commission, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

     The validity of the shares offered hereby has been passed upon for us by Baker & McKenzie LLP, 1 Prudential Plaza, 130 E. Randolph Drive, Suite 3500, Chicago, IL 60601.

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     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus as well as information that we have previously filed with the Securities and Exchange Commission and incorporated by reference is accurate only as of the date of the applicable document.

FindWhat.com, Inc.

2,874,099 Shares of Common Stock

PRELIMINARY PROSPECTUS

September ___, 2004

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

     The following table sets forth the expenses (other than the underwriting discounts and commissions and the Underwriter’s Non-Accountable Expense Allowance) expected to be incurred in connection with the issuance and distribution of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

SEC Registration Fee	$5,292
Legal Fees and Expenses	$5,000
Accounting Fees	$20,000
Miscellaneous	$5,000

Total	$35,292

Item 15.     Indemnification of Directors and Officers.

     (a)      Article IX of the Registrant’s By-Laws (the “By-Laws”) provides that the Registrant shall, to the fullest extent permitted by applicable law as then in effect, indemnify any person who is or was involved or threatened to be made so involved in any action by reason of the fact that he is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another entity; provided that the Registrant shall indemnify a person seeking indemnification in connection with an action initiated by such person only if: (i) required by law; (ii) authorized by its board of directors; (iii) pursuant to the powers vested in the Registrant by the Delaware General Corporation Law (the “DGCL”); or, (iv) to establish a right of indemnification under an indemnity agreement or any other law or as required by section 145 of the DGCL. The right to indemnification includes the right to receive payment of expenses in advance of the final disposition of the proceeding; provided that the Registrant shall only make a payment of expenses in advance upon receipt of an undertaking by the indemnified person to repay all advanced amounts should it ultimately be determined that the person was not entitled to indemnification. All indemnification rights in Article IX are contract rights. The Registrant also may provide indemnification for employees and agents of the Registrant by action of its board of directors. Article IX expressly states that no amendment to the By-Laws or the Certificate of Incorporation shall adversely affect any right to indemnification for acts occurring prior to such amendment. The right of indemnification is not exclusive of any other rights of indemnification that may be available.

     In determining the right to indemnification, the Registrant has the burden of proving that the indemnitee has not met the applicable standard of conduct. If successful in whole or in part in such a proceeding, the indemnitee is entitled to be indemnified for expenses incurred in connection with such proceeding. All reasonable expenses incurred by an indemnitee in connection with any proceeding shall be advanced by the Registrant after receipt of a statement from the indemnitee requesting such advance. If a claim for indemnification is not paid by the Registrant within ninety (90) days after a written claim has been received by the Registrant, the indemnitee may at any time thereafter bring suit against the Registrant to recover the unpaid amount of the claim.

     Article IX provides that the Registrant may purchase and maintain insurance in connection with any expenses, liability or loss relating to any proceeding, whether or not the Registrant would have the power to indemnify the officer, director, employee, agent, attorney, trustee or representative. The Registrant also may enter into indemnification contracts with any of the foregoing persons, which contracts are deemed specifically approved and authorized by the stockholders.

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     (b)      Under Section 145 of the DGCL, indemnification of any person who is or was a party or threatened to be made so in any action by reason of the fact that he is or was a director, officer, employee or agent of the corporation or was serving in such capacity for another corporation or other enterprise at the request of the corporation is permitted against expenses, fines and amounts paid in settlement actually and reasonably incurred by him in such proceeding where the indemnified person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in criminal actions, where he had no reasonable cause to believe his conduct was unlawful. Indemnification is also permitted in lawsuits brought by or on behalf of the corporation if the standards of conduct described above are met, except that no indemnification is permitted in respect to any matter in which the person is adjudged to be liable to the corporation unless a court shall determine that indemnification is fair and reasonable in view of all the circumstances of the case. Indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by directors, officers, employees and agents is required under Section 145 of the DGCL in those cases where the person to be indemnified has been successful on the merits or otherwise in defense of a proceeding of the type described above. In cases where indemnification is permissive, a determination as to whether the person met the applicable standard of conduct must be made (unless ordered by a court) by majority vote of the disinterested directors, by independent legal counsel, or by the stockholders. Such indemnification rights are specifically not deemed to be exclusive of other rights of indemnification by agreement or otherwise and the corporation is authorized to advance expenses incurred prior to the final disposition of a matter upon receipt of an undertaking to repay such amounts on a determination that indemnification was not permitted in the circumstances of the case.

     (c)      Under Section 145 of the DGCL and Article IX of the By-Laws, the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant, or who serves as a director, officer, employee or agent of another corporation or other enterprise, against liability asserted against or incurred by such person in any such capacity whether or not the Registrant would have the power to provide indemnity under Section 145 or the By-Laws. The Registrant has obtained insurance which, subject to certain exceptions, insures the directors and officers of the Registrant and its subsidiaries.

     (d)      As permitted by Section 102(b)(7) of the DGCL, Article SEVENTH of the Registrant’s Amended and Restated Certificate of Incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any unlawful payment of a dividend or unlawful stock purchase or redemption; or (iv) for any transaction from which the director derived any improper personal benefit.

     (e)       Certain registration rights agreements provide for the indemnification of the Registrant, which may be deemed to include it’s directors and officers, by the Selling Stockholders. The indemnification provided for by the Selling Stockholders is limited to matters arising in connection with this Registration Statement.

     The above discussion of the Registrant’s By-Laws, Amended and Restated Certificate of Incorporation, indemnification agreements, and of Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such By-Laws, Amended and Restated Certificate of Incorporation and statutes.

Item 16.  Exhibits.

Number	Exhibit

2.1*	Amended and Restated Agreement and Plan of Merger among FindWhat.com, Who Merger Corp. and Espotting Media Inc., dated February 9, 2004.

4.1**	Amended and Restated Certificate of Incorporation of FindWhat.com, Inc.

4.2**	Amended and Restated Bylaws of FindWhat.com, Inc.

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5	Opinion of Baker & McKenzie LLP.

10.1#	Registration Rights Agreement between FindWhat.com and certain former Espotting stockholders.

23.1	Consent of Ernst & Young LLP, Tampa, Florida.

23.2	Consent of Ernst & Young LLP, London, England.

23.3	Consent of Grant Thornton LLP.

23.4	Consent of PricewaterhouseCoopers LLP.

23.5	Consent of Baker & McKenzie LLP (contained in Exhibit 5).

24.1	Powers of Attorney.

* Incorporated by reference to the exhibit previously filed on February 10, 2004 with the registrant’s Form 8-K.

** Incorporated by reference to the exhibit previously filed on September 3, 2004, with the registrant’s Form 8-K.

# Incorporated by reference to the exhibit previously filed on August 6, 2004 with the registrant’s Form 10-Q.

Item 17.  Undertakings.

     The undersigned hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

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Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned in the City of Fort Myers, State of Florida, on September 3, 2004.

FINDWHAT.COM, INC.

/s/ Craig A. Pisaris-Henderson
Craig A. Pisaris-Henderson, Chairman, Chief Executive
 Officer and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

*	Chairman, Chief Executive	September 3, 2004
Officer, Secretary and Director
Craig A. Pisaris-Henderson	(Principal Executive Officer)

*	President, Chief Operating Officer,	September 3, 2004
Treasurer and Director
Phillip R. Thune

/s/ Brenda Agius	Chief Financial Officer	September 3, 2004
(Principal Financial Officer and
Brenda Agius	Principal Accounting Officer)

*	Director	September 3, 2004

Frederick E. Guest, II

*	Director	September 3, 2004

Charles Rothstein

*	Director	September 3, 2004

Lee Simonson

Director

Jerry Della Femina

*	Director	September 3, 2004

Daniel B. Brewster

*By: /s/ Craig A. Pisaris-Henderson Craig A. Pisaris-Henderson, Attorney-in-Fact

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EXHIBIT INDEX

Number	Exhibit

2.1*	Amended and Restated Agreement and Plan of Merger among FindWhat.com, Who Merger Corp. and Espotting Media Inc., dated February 9, 2004.

4.1**	Amended and Restated Certificate of Incorporation of FindWhat.com, Inc.

4.2**	Amended and Restated Bylaws of FindWhat.com, Inc.

5	Opinion of Baker & McKenzie LLP.

10.1#	Registration Rights Agreement between FindWhat.com and certain former Espotting stockholders.

23.1	Consent of Ernst & Young LLP, Tampa, Florida.

23.2	Consent of Ernst & Young LLP, London, England.

23.3	Consent of Grant Thornton LLP.

23.4	Consent of PricewaterhouseCoopers LLP.

23.5	Consent of Baker & McKenzie LLP (contained in Exhibit 5).

24.1	Powers of Attorney.

* Incorporated by reference to the exhibit previously filed on February 10, 2004 with the registrant’s Form 8-K.

** Incorporated by reference to the exhibit previously filed on September 3, 2004, with the registrant’s Form 8-K.

# Incorporated by reference to the exhibit previously filed on August 6, 2004 with the registrant’s Form 10-Q.